Exhibit 10.11

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this "Agreement") is made and entered into this 5th day of October, 2007, by and between AMISH NATURALS, INC., a Nevada corporation ("ANI") and DONALD ALARIE, an individual ("Mr. Alarie"), based on the following:

Premises

Mr. Alarie entered into an Employment Agreement with ANI on October 16, 2006 and has served as the Vice President/Sales & Marketing of ANI through current day. On October 5, 2007, it has been the decision of the corporation to terminate the Mr. Alarie's employment pursuant to 4. Termination or Expiration of Agreement of said Employment Agreement.

Mr. Alarie currently holds options (the "Options") to acquire 250,000 shares of ANI common stock, 100,000 of which are fully vested and can be exercised at $1.00 per share; however, the remaining 150,000 shares are not vested and according to 4.4 of the Employment Agreement dated October 16, 2006, options shall cease vesting on the date of termination of Executive's employment. Mr. Alarie has until October 30, 2011 to exercise the options at 100,000 shares.

ANI agreed on October 5,2007 to pay Mr. Alarie severance equivalent to 6 months of base salary, paid on regularly scheduled pay periods over said 6 month period, less applicable withholdings as defined in 1. below.

Mr. Alarie acknowledges that this Agreement is considered a release of any and all claims against ANI and Mr. Alarie accepts this separation package in-full with no further obligation on ANI's part. Further, Mr. Alarie agrees to cooperate fully with ANI to turn over any and all sales contacts, contracts, leads, materials, files, records, lap top computer, equipment, keys and any and all other materials that are the property of ANI that he has been developed and/or implemented during his employment tenure. Mr. Alarie further acknowledges and agrees to comply with all of the terms of the Employee Confidentiality and Non-Disclosure Agreement and Addendum To: Employee Non-Disclosure Agreement after employment cessation.

Agreement

NOW, THEREFORE, based on the foregoing premises, which are incorporated herein by this reference, and for and in consideration of the mutual promises and covenants hereinafter set forth and the benefit to the parties to be derived therefrom, it is hereby agreed as follows:

1.	Severance. In connection with the termination of Mr. Alarie's employment and position with ANI:

1.1
ANI agrees to pay Mr. Alarie severance equivalent to 6 months of base salary, paid on regular scheduled pay periods over said 6 month period, less applicable withholdings. Said severance will be paid from October 5, 2007 through April 4,2008 (26 weeks). Mr. Alarie has used 10 days of vacation and has 5 vacation days remaining. These 10 days of vacation will be included in Mr. Alarie's final pay.

1.2
Mr. Alarie currently holds options to acquire 250,000 shares of ANI common stock, 100,000 of which are fully vested and can be exercised at $1.00 per share; however, the remaining 150,000 shares are not vested and according to 4.4 of the Employment Agreement dated October 16, 2006, options shall cease vesting on the date of termination of Executive's employment. Mr. Alarie has until October 30, 2011 to exercise the options at 100,000 shares.

1.3
With regard to Mr. Alarie's medical and life plans, ANI does not meet the law requirements for rights granted under Cobra eligibility for 2007. Therefore, ANI will pay the current monthly premium for the medical and life plans through the end of October 2007. Thereafter, Mr. Alarie's coverage will end with no norther obligation for payment by ANI. If Mr. Alarie desires to acquire a medical and life plan at his own expense, he has the option to talk with ANI's current broker, Sasha Taylor-Smith of Sky Insurance, at 330 674 2931. Additionally, attached is an Application to Convert Group Life Insurance if Mr. Alarie opts to do so at his own expense as well.

2.
Considerations: Mr. Alarie understands the meaning and legal consequences of the representations and warranties contained in this Agreement and agrees to indemnify and hold harmless ANI and its directors and officers from and against any and all loss, damage, or liability due to or arising out of a breach of or the inaccuracy of any representation or warranty of Mr. Alarie set forth in this Agreement. Notwithstanding any of the representations, warranties, acknowledgements, or agreements made herein by Mr. Alarie, Mr. Alarie does not hereby or in any other manner waive any right granted to Mr. Alarie under federal or state securities laws.

3.
Representation of ANI: ANI has taken all corporate action necessary to duly authorize the transactions contemplated by this Agreement and has all requisite power and authority to enter into this Agreement and to perform all of its obligations under this Agreement.

4.	Confidentiality:

4.1
Obligations of Mr. Alarie. Mr. Alarie agrees to keep the facts of and terms of this Agreement confidential, except Mr. Alarie may disclose the substance of this Agreement to his spouse, counsel and financial advisor. Mr. Alarie also agrees to continue to abide by the Employee Non-Disclosure Agreement, maintain confidentiality of all ANI confidential information and refrain from making derogatory or disparaging statements about ANI and its current and past customers and employees, or making such statements as may serve to undermine ANI's image to the public.

4.2
Obligations of ANI. ANI agrees to keep the facts of and terms of this Agreement confidential, except as required by law, and further agrees that it will refrain from making derogatory or disparaging statements about Mr. Alarie, Mr. Alarie's conduct and performance while employed by ANI or making such statements as may serve to undermine Mr. Alarie's  professional image.

5.	Non-Compete:

5.1	Mr. Alarie agrees to not pursue or work in a similar profession or trade in competition against ANI during the entire 6 month severance period defined herein.

5.2
If Mr. Alarie chooses to do otherwise, said severance package will immediately cease with no further obligation on the part of ANI, and any severance paid by ANI during the time frame that Mr. Alarie began employment with a competitor would be immediately due and owing to ANI from Mr. Alarie.

6.
Expense Advance: On May 3, 2007, Mr. Alarie signed a document with ANI wherein Mr. Alarie requested an advance toward his extensive travel in the amount of $3,400. The request was granted with the understanding that should Mr. Alarie leave the employment of ANI for any reason, after final settlement of outstanding expenses any existing credit due ANI would be returned immediately.  In connection thereto, Mr. Alarie agrees herein that if there is a credit due ANI after final settlement of Mr. Alarie's outstanding expenses (if any), that ANI would deduct said credit from Mr. Alarie's severance pay.

7.
Release and Indemnification: Release and Indemnification by Mr. Alarie. Effective upon receipt of the consideration provided in this Agreement, Mr. Alarie, on behalf of himself, his heirs, executors, administrators, agents, successors, assigns and all affiliated persons or entities, both past and present, waives, discharges, and releases all claims against ANI, their shareholders, directors, officers, agents and employees ("the Releasees"), and agrees to hold them harmless from any and all liabilities, debts, demands, contracts, promises, agreements, claims, causes of action, injuries, costs, attorneys' fees, salary, compensation, benefits and/or damages of any kind or character, both known and unknown, including any claim for attorneys' fees and including, without limitation, all claims directly or indirectly related to or arising out of matters relating in any way to Mr. Alarie's employment with or termination from ANI.

Mr. Alarie understands and agrees that this release extends to all claims arising before signing this release of every nature and kind whatsoever, whether known or unknown by Mr. Alarie. Nothing in this Agreement is intended to release or adversely affect any ownership interest, or claims to additional ownership interest, Mr. Alarie may have or may have had in ANI. Mr. Alarie agrees to indemnify and hold ANI and its shareholders, directors, officers, agents and employees harmless from any liabilities, debts, demands, causes of action, injuries, costs, attorneys' fees or damages of any kind arising out of his breach of this Agreement.

8.
Survival. The representations and warranties of the respective parties set forth herein shall survive the date of this Agreement, the consummation of the transactions contemplated in this Agreement, and the delivery of the shares of common stock pursuant hereto.

9.
No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and nothing herein expressed or implied shall give, or be construed to give, any other person any legal or equitable rights hereunder.

IN WITNESS WHEREOF, the parties to this Agreement have executed the same as of the date first above written.

Submitted by:	/s/ David C. Skinner, Sr.
David C. Skinner, Sr.
President/CEO
Amish Naturals, Inc.

Agreed/Accepted By:	/s/ Donald Alarie
Donald Alarie

Authorized By:	/s/ David C. Skinner, Sr.
David C. Skinner, Sr.
President/CEO
Amish Naturals, Inc.